Exhibit (11)

			    THE MIDLAND COMPANY
			     AND SUBSIDIARIES
	EXHIBIT (11) - COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
		FOR THE YEARS DECEMBER 31, 1993, 1992 AND 1991


				      1993             1992            1991
				  --------------------------------------------
Net Income                        $17,972,000 (a)   $11,979,000     $9,231,000
				  ============================================

Assuming no dilution:
  Weighted average number of
   shares outstanding               3,004,000         2,983,000      3,061,000
				  ============================================
  Per share (net income divided
   by the weighted average number
   of shares outstanding)               $5.98 (a)         $4.02          $3.02
				  ============================================


Primary:
  Adjusted shares outstanding -
   after giving effect to
   conversion of stock options
   and stock awards                 3,074,000         3,007,000      3,126,000
				  ============================================
  Per share - after giving effect
   to conversion of stock options
   and stock awards (net income
   divided by adjusted shares
   outstanding)                         $5.85 (a)         $3.98          $2.95
				  ============================================


Fully diluted:
  Adjusted shares outstanding -
   after giving effect to
   conversion of stock options
   and stock awards                 3,078,000         3,079,000      3,151,000
				  ============================================
  Per share - after giving effect
   to conversion of stock options
   and stock awards (net income
   divided by adjusted shares
   outstanding)                         $5.84 (a)         $3.87          $2.93
				  ============================================

(a) Includes a credit of $4,867,000, $1.58 per common share (primary and fully diluted), for the cumulative effect of a change in accounting from the adoption of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, effective January 1, 1993.